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                                                                      EXHIBIT 11



                           BTG, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                           Three Months Ended
                                                                   June 30,
                                                       1997                      1996
                                                       ----                      ----
Net income                                           $     235                 $    757
                                                     =========                 ========



    Weighted average common stock
      shares outstanding during the
      period                                             8,476                    6,132

    Dilutive effect of common stock
      equivalents                                          282                      204
                                                     ---------                 --------

    Weighted average shares of common
      stock and common stock equivalents                 8,758                    6,336
                                                     =========                 ========



    Earnings per common and common
      equivalent share                               $    0.03                 $   0.12
                                                     =========                 ========





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